Exhibit 99.1

News Release
Contact: Michael Stivala
Chief Financial Officer & Chief Accounting Officer
P.O. Box 206, Whippany, NJ 07981-0206
Phone: 973-503-9252

FOR IMMEDIATE RELEASE
Suburban Propane Partners, L.P. Announces Results for Third Quarter Following its
Eighteenth Distribution Increase
Whippany, New Jersey, August 7, 2008 — Suburban Propane Partners, L.P. (the “Partnership”) (NYSE: SPH), a nationwide distributor of propane gas, fuel oil and refined fuels and related products and services, as well as a marketer of natural gas and electricity, today announced results for the third quarter ended June 28, 2008.
Consistent with the seasonal nature of the propane and fuel oil businesses, the Partnership typically experiences a net loss in the third quarter. Net loss for the three months ended June 28, 2008, amounted to $13.7 million, or $0.42 per Common Unit, compared to a net loss of $1.1 million, or $0.03 per Common Unit, in the prior year quarter. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) amounted to $2.8 million, compared to $15.3 million in the prior year quarter. The majority of the year-over-year variance in EBITDA resulted from $14.5 million of realized losses from risk management activities during the third quarter of fiscal 2008.
Given the retail nature of its operations, the Partnership maintains a certain level of priced physical inventory to ensure its field operations have adequate supply commensurate with the time of year. The Partnership’s strategy has been, and will continue to be, to keep its physical inventory priced relatively close to market for its field operations. Accordingly, the Partnership’s physical inventory is subject to commodity price fluctuations. Consistent with past practices, the Partnership utilizes a range of financial instruments to help mitigate the risk associated with its priced physical inventory, including futures and/or option contracts traded on the New York Mercantile Exchange. Under this risk management strategy, realized gains or losses on futures or option contracts will typically offset losses or gains on the physical inventory once the product is sold. The Partnership does not use futures contracts, or other financial instruments, for speculative trading purposes.
With the dramatic rise in commodity prices, the Partnership reported realized losses from its risk management activities which were not fully offset by sales of the physical product, resulting in a negative effect of $14.5 million during the third quarter of fiscal 2008. Early in the quarter, as a result of continued market volatility and unpredictability, the Partnership made a decision to unwind all of its short futures positions. Depending on the movement in commodity prices and the volume of products sold, the Partnership may recover a portion of these realized losses in future periods.
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In announcing these results, Chief Executive Officer Mark A. Alexander said, “The unprecedented rise in commodity prices has certainly had a negative effect on our third quarter results due to losses from our risk management activities. However, these losses aside, our operating results for the third quarter were strong despite the continuing challenging environment. With nearly $119 million in cash on hand at quarter’s end and continued strong distribution coverage, we are well positioned to take advantage of opportunities that may arise.”
Retail propane gallons sold in the third quarter of fiscal 2008 decreased 8.6 million gallons, or 10.8%, to 71.4 million gallons compared to 80.0 million gallons in the prior year quarter. Sales of fuel oil and refined fuels decreased 6.5 million gallons, or 34.0%, to 12.6 million gallons during the third quarter of fiscal 2008, compared to 19.1 million gallons in the prior year quarter. Lower volumes in both segments were primarily attributable to ongoing customer conservation resulting from record high commodity prices, and proactive steps taken by the Partnership to help manage customer credit risk in this high energy price environment. Average posted prices for propane and heating oil for the quarter increased 50.0% and 85.2%, respectively, compared to the prior year third quarter.
Revenues of $305.5 million increased $34.0 million, or 12.5%, compared to the prior year third quarter as lower volumes were offset by higher average selling prices associated with higher product costs. Cost of products sold increased $45.8 million, or 27.4%, to $213.0 million in the third quarter of fiscal 2008 compared to $167.2 million in the prior year third quarter, primarily resulting from the rise in commodity prices, including the $14.5 million of realized losses from risk management activities. Cost of products sold in the third quarter of fiscal 2008 also included a $4.7 million unrealized (non-cash) gain attributable to the mark-to-market on derivative instruments, compared to a $0.2 million unrealized (non-cash) loss in the prior year quarter. The unrealized gains during the third quarter of fiscal 2008 represented the reversal of previously recognized unrealized losses on derivative instruments as these losses became realized during the quarter when contracts were settled. These unrealized gains and losses are excluded from Adjusted EBITDA for both periods in the table below.
Combined operating and general and administrative expenses of $89.7 million for the third quarter of fiscal 2008 were flat compared to the prior year quarter. Continued savings in payroll and benefit related expenses, including variable compensation resulting from lower earnings, as well as the impact of a lower vehicle count were offset by higher diesel fuel costs to operate the Partnership’s fleet. As has been the case since April 2006, there were no borrowings under the Partnership’s working capital facility as seasonal working capital needs continue to be funded from cash on hand, despite the rise in commodity prices. The Partnership ended the third quarter of fiscal 2008 with approximately $119.0 million of cash on hand.
On July 24, 2008, the Partnership announced that its Board of Supervisors declared the eighteenth increase (since the Partnership’s recapitalization in 1999) in the Partnership’s quarterly distribution from $0.775 to $0.80 per Common Unit for the three months ended June 28, 2008. On an annualized basis, this increased distribution rate equates to $3.20 per Common Unit, an increase of $0.10 per Common Unit since the previous quarterly distribution and a growth rate of 12.3% compared to the third quarter of fiscal 2007. The $0.80 per Common Unit

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distribution will be paid on August 12, 2008 to Common Unitholders of record as of August 5, 2008.
Mr. Alexander added, “In light of the continued challenges facing the industry, our internal focus in recent years to streamline our operating platform and further strengthen our balance sheet has helped us effectively manage through a difficult operating environment. Our operating personnel have done an outstanding job managing expenses, while maintaining high quality service to our customers. We are also extremely pleased to continue to deliver increasing value to our unitholders with our ninth consecutive quarterly increase in the annualized distribution rate to $3.20 per Common Unit — a growth rate of more than 12% compared to the third quarter of fiscal 2007.”
Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through approximately 300 locations in 30 states.
This press release contains certain forward-looking statements relating to future business expectations of financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including, but not limited to, the following:
•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities and the adverse impact of price increases on volumes as a result of customer conservation;
•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•	The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane and fuel oil;
•	The ability of management to continue to control expenses;
•	The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming and other regulatory developments on the Partnership’s business;
•	The impact of legal proceedings on the Partnership’s business;

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•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance; and
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them.
Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 29, 2007 and other periodic reports filed with the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement.

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Suburban Propane Partners, L.P. and Subsidiaries
Consolidated Statements of Operations
For the Three and Nine Months Ended June 28, 2008 and June 30, 2007
(in thousands, except per unit amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Revenues
Propane	$216,999	$188,772	$946,700	$865,808
Fuel oil and refined fuels	55,262	49,021	247,609	229,106
Natural gas and electricity	22,507	20,182	84,693	79,382
Services	9,184	11,662	34,752	44,792
All other	1,524	1,817	3,928	5,385

	305,476	271,454	1,317,682	1,224,473

Costs and expenses
Cost of products sold	212,974	167,224	871,446	725,445
Operating	76,455	77,076	235,495	247,819
General and administrative	13,268	12,587	37,632	42,667
Restructuring charges and severance costs	—	—	—	1,485
Depreciation and amortization	7,159	7,306	21,325	21,762

	309,856	264,193	1,165,898	1,039,178

(Loss) income before interest expense and (benefit from) provision for income taxes	(4,380)	7,261	151,784	185,295
Interest expense, net	9,524	8,623	27,330	27,161

(Loss) income before (benefit from) provision for income taxes	(13,904)	(1,362)	124,454	158,134
(Benefit from) provision for income taxes	(157)	389	1,956	1,529

(Loss) income from continuing operations	(13,747)	(1,751)	122,498	156,605

Discontinued operations:
Gain on disposal of discontinued operations	—	203	43,707	1,205
Income from discontinued operations	—	408	—	1,564

Net (loss) income	$(13,747)	$(1,140)	$166,205	$159,374

(Loss) income from continuing operations per Common Unit — basic	$(0.42)	$(0.05)	$3.74	$4.81
Discontinued operations	—	0.02	1.34	0.09

Net (loss) income per Common Unit — basic	$(0.42)	$(0.03)	$5.08	$4.90

Weighted average number of Common Units outstanding — basic	32,725	32,674	32,719	32,514

(Loss) income from continuing operations per Common Unit — diluted	$(0.42)	$(0.05)	$3.72	$4.79
Discontinued operations	—	0.02	1.33	0.09

Net (loss) income per Common Unit — diluted	$(0.42)	$(0.03)	$5.05	$4.88

Weighted average number of Common Units outstanding — diluted	32,725	32,674	32,941	32,675

Supplemental Information:
EBITDA (a)	$2,779	$15,303	$216,816	$210,201
Adjusted EBITDA (a)	$(1,916)	$15,482	$217,139	$217,952
Retail gallons sold:
Propane	71,420	80,042	329,609	368,602
Refined fuels	12,614	19,144	67,643	91,639
Capital expenditures:
Maintenance	$3,463	$2,799	$8,607	$6,821
Growth	$2,754	$3,726	$8,694	$12,903
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(a)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments. Our management uses EBITDA and Adjusted EBITDA as measures of liquidity and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units.

In addition, certain of our incentive compensation plans covering executives and other employees utilize Adjusted EBITDA as the performance target. Moreover, our revolving credit agreement requires us to use Adjusted EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, as so calculated, to our net cash provided by operating activities:

	Three Months Ended		Nine Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Net (loss) income	$(13,747)	$(1,140)	$166,205	$159,374
Add:
(Benefit from) provision for income taxes	(157)	389	1,956	1,529
Interest expense, net	9,524	8,623	27,330	27,161
Depreciation and amortization — continuing operations	7,159	7,306	21,325	21,762
Depreciation and amortization — discontinued operations	—	125	—	375

EBITDA	2,779	15,303	216,816	210,201
Unrealized (non-cash) (gains) losses on changes in fair value of derivatives	(4,695)	179	323	7,751

Adjusted EBITDA	(1,916)	15,482	217,139	217,952
Add / (subtract):
Provision for income taxes — current	(87)	(389)	(679)	(1,529)
Interest expense, net	(9,524)	(8,623)	(27,330)	(27,161)
Unrealized (non-cash) gains (losses) on changes in fair value of derivatives	4,695	(179)	(323)	(7,751)
Compensation cost recognized under Restricted Unit Plan	817	949	1,503	2,109
Gain on disposal of property, plant and equipment, net	(109)	(339)	(1,821)	(2,401)
Gain on disposal of discontinued operations	—	(203)	(43,707)	(1,205)
Changes in working capital and other assets and liabilities	54,725	40,090	(87,794)	(51,999)

Net cash provided by operating activities	$48,601	$46,788	$56,988	$128,015

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.